Exhibit 10.2
OXiGENE, Inc.
Description of Director Compensation Arrangements
  Effective with the election of the non-employee directors at OXiGENE’s (the “Company”) Annual Meeting on July 7, 2005, the Company pays each non-employee director an annual fee of $30,000 for service as a director of the Company and $1,500 for attendance at each board meeting. The Company pays each non-employee director who serves as chairman of a committee of the Board an annual fee of $7,500 and each committee member, including the Chairman, $1,000 for attendance at each committee meeting. In addition, non-employee directors are eligible to participate in the Company’s 2005 Stock Plan. There are currently 2,500,000 shares of common stock reserved for issuance under the 2005 Stock Plan. The Plan authorizes the issuance of stock grants and other stock-based awards and the grant of non-qualified stock options to non-employee directors.